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                                                                    EXHIBIT 99.2

Ventiv Health, Inc. Completes Sale of United Kingdom-Based CSO Business To United Drug Plc

SOMERSET, N.J., Oct 17, 2002 Ventiv Health, Inc. (Nasdaq: VTIV) today announced that it has completed the divestiture of its United Kingdom-based Contract Sales Organization (CSO) business to Ireland-based United Drug plc (ISE: UDG.I; LSE:
UDG.L). Total consideration for the purchase was $7.5 million (Stg 4.8 million pounds sterling), which was satisfied in cash and paid in full on completion of the transaction.

Mr. Eran Broshy, CEO of Ventiv, stated, "We are pleased to have completed the sale of our U.K.-based CSO business. As communicated in our most recent quarterly press release, we adopted a plan to explore the divestiture of our European CSO businesses, in order to focus our resources on our U.S.-based contract sales and analytics businesses, which we believe offer greater potential for growth. The successful completion of the sale of our U.K. business demonstrates the substantial progress we have made in executing this strategy."

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

SOURCE Ventiv Health, Inc.

CONTACT:
Investors - Corporate, John Emery, CFO of Ventiv Health, Inc.,
1-732-537-4800,
or investor@ventiv.com